As filed with the Securities and Exchange Commission on August 30, 2017

Registration No. 333-220013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CINCINNATI BELL INC.

(Exact name of registrant as specified in its charter)

Ohio	4813	31-1056105
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

221 East Fourth Street

Cincinnati, Ohio 45202

(513) 397-9900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher J. Wilson, Esq.

Vice President and General Counsel

221 East Fourth Street

Cincinnati, Ohio 45202

(513) 397-9900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert I. Townsend, III, Esq. William V. Fogg, Esq. O. Keith Hallam, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000	John T. Komeiji Chief Administrative Officer and General Counsel Hawaiian Telcom Holdco, Inc. 1177 Bishop Street Honolulu, Hawai‘i 96813 808-546-4511	Jonathan K. Layne, Esq. Gibson, Dunn & Crutcher LLP 2029 Century Park East Los Angeles, California 90067 (213) 229-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-220013) (the “Registration Statement”) is being filed solely for the purpose of re-filing Exhibit 5.1 (and the related consent included therein as Exhibit 23.3) and updating the Exhibit Index accordingly. This Amendment No. 1 to the Registration Statement does not modify the proxy statement/prospectus that forms a part of the Registration Statement and, accordingly, the proxy statement/prospectus has been omitted.

PART II—INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of the General Corporation Law of Ohio (the “OGCL”), the Amended and Restated Articles of Incorporation of Cincinnati Bell, the Amended and Restated Regulations of Cincinnati Bell and the Corporate Governance Guidelines of Cincinnati Bell.

The Amended and Restated Articles of Incorporation of Cincinnati Bell do not address indemnification.

Article V of the Amended and Restated Regulations of Cincinnati Bell requires Cincinnati Bell to indemnify, to the full extent permitted by the OGCL, all persons whom it may indemnify pursuant thereto.

Section 9.2 of the Corporate Governance Guidelines of Cincinnati Bell provides that directors and officers of Cincinnati Bell are entitled to have Cincinnati Bell purchase reasonable directors’ and officers’ liability insurance on their behalf, and to receive the benefits of indemnification to the fullest extent permitted by law and Cincinnati Bell’s regulations.

Section 1701.13(E) of the OGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, or is or was serving at the request of the corporation as a director or officer of another entity, because the person is or was a director or officer, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with the suit, action or proceeding if (i) the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe the director’s or officer’s conduct was unlawful. In the case of an action by or in the right of the corporation, however, such indemnification may only apply to expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action and no such indemnification may be made if either (a) the director or officer has been adjudged to be liable for negligence or misconduct in the performance of the director’s or officer’s duty to the corporation, unless and only to the extent that the court in which the proceeding was brought determines that the director or officer is fairly and reasonably entitled to indemnification for such expenses as the court deems proper, or (b) the only liability asserted against a director in a proceeding relates to the director’s approval of an impermissible dividend, distribution, redemption or loan. The OGCL further provides that to the extent a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, the corporation must indemnify the director or officer against expenses actually and reasonably incurred by the director or officer in connection with the action, suit or proceeding.

Section 1701.13(E) of the OGCL permits a corporation to pay expenses (including attorneys’ fees) incurred by a director, officer, employee or agent as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation’s directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights granted to persons seeking indemnification under a corporation’s articles or regulations, any agreement, a vote of the corporation’s shareholders or disinterested directors, or otherwise. In addition, Section 1701.13(E) of the OGCL grants express power to a corporation to purchase and maintain insurance or furnish similar protection, including trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

The OGCL also permits corporations to purchase and maintain insurance on behalf of any director or officer against any liability asserted against such director or officer and incurred by such director or officer in his capacity as a director or officer, whether or not the corporation would have the power to indemnify the director or officer against such liability under the OGCL.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of July 9, 2017, among Cincinnati Bell Inc., Twin Acquisition Corp. and Hawaiian Telcom Holdco, Inc. (included in the proxy statement/prospectus as Annex A)

3.1	Amended and Restated Articles of Incorporation of Cincinnati Bell Inc. (Exhibit 3.1 to the registrant’s Current Report on Form 8-K, date of Report April 25, 2008, File No. 1-8519)

3.2	Amendment to the Amended and Restated Articles of Incorporation of Cincinnati Bell Inc. (Exhibit 3.1 to the registrant’s Current Report on Form 8-K, date of Report October 4, 2016, File No. 1-8519)

3.3	Amended and Restated Regulations of Cincinnati Bell Inc. (Exhibit 3.2 to the registrant’s Current Report on Form 8-K, date of Report April 25, 2008, File No. 1-8519)

5.1	Opinion of Bosse Law, PLLC regarding legality of shares*

10.1	Voting Agreement, dated as of July 9, 2017, among Cincinnati Bell Inc., Twin Haven Capital Partners, L.L.C. and the affiliates of Twin Haven Capital Partners, L.L.C. party thereto (included in the proxy statement/prospectus as Annex B)

10.2	Amended and Restated Commitment Letter, dated as of July 24, 2017, among Cincinnati Bell Inc., Morgan Stanley Senior Funding, Inc., PNC Bank, National Association, PNC Capital Markets, LLC, Regions Bank, Barclays Bank PLC, Citigroup Global Markets Inc. and Citizens Bank, N.A.**

23.1	Consent of Deloitte & Touche LLP**

23.2	Consent of Deloitte & Touche LLP**

23.3	Consent of Bosse Law, PLLC (to be included in Exhibit 5.1)*

24.1	Power of Attorney**

99.1	Consent of UBS Securities LLC**

99.2	Form of Proxy Card of Hawaiian Telcom**

99.3	Form of Election Form and Letter of Transmittal**

*	Filed herewith
**	Previously filed

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the

Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(10) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Cincinnati and State of Ohio, on August 30, 2017.

CINCINNATI BELL INC.,

By:	/s/ Christopher J. Wilson
Name: Christopher J. Wilson
Title: Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leigh R. Fox	President and Chief Executive Officer (principal executive officer)	August 30, 2017

* Andrew R. Kaiser	Chief Financial Officer (principal financial officer)	August 30, 2017

* Joshua T. Duckworth	Vice President and Controller (principal accounting officer)	August 30, 2017

* Phillip R. Cox	Director	August 30, 2017

* John W. Eck	Director	August 30, 2017

* Jakki L. Haussler	Director	August 30, 2017

* Craig F. Maier	Director	August 30, 2017

* Russel P. Mayer	Director	August 30, 2017

* Theodore H. Torbeck	Director	August 30, 2017

* Lynn A. Wentworth	Director	August 30, 2017

* Martin J. Yudkovitz	Director	August 30, 2017

* John M. Zrno	Director	August 30, 2017

*	By: Christopher J. Wilson, attorney-in-fact for each person, on August 30, 2017.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of July 9, 2017, among Cincinnati Bell Inc., Twin Acquisition Corp. and Hawaiian Telcom Holdco, Inc. (included in the proxy statement/prospectus as Annex A)

3.1	Amended and Restated Articles of Incorporation of Cincinnati Bell Inc. (Exhibit 3.1 to the registrant’s Current Report on Form 8-K, date of Report April 25, 2008, File No. 1-8519)

3.2	Amendment to the Amended and Restated Articles of Incorporation of Cincinnati Bell Inc. (Exhibit 3.1 to the registrant’s Current Report on Form 8-K, date of Report October 4, 2016, File No. 1-8519)

3.3	Amended and Restated Regulations of Cincinnati Bell Inc. (Exhibit 3.2 to the registrant’s Current Report on Form 8-K, date of Report April 25, 2008, File No. 1-8519)

5.1	Opinion of Bosse Law, PLLC regarding legality of shares*

10.1	Voting Agreement, dated as of July 9, 2017, among Cincinnati Bell Inc., Twin Haven Capital Partners, L.L.C. and the affiliates of Twin Haven Capital Partners, L.L.C. party thereto (included in the proxy statement/prospectus as Annex B)

10.2	Amended and Restated Commitment Letter, dated as of July 24, 2017, among Cincinnati Bell Inc., Morgan Stanley Senior Funding, Inc., PNC Bank, National Association, PNC Capital Markets, LLC, Regions Bank, Barclays Bank PLC, Citigroup Global Markets Inc. and Citizens Bank, N.A.**

23.1	Consent of Deloitte & Touche LLP**

23.2	Consent of Deloitte & Touche LLP**

23.3	Consent of Bosse Law, PLLC (to be included in Exhibit 5.1)*

24.1	Power of Attorney**

99.1	Consent of UBS Securities LLC**

99.2	Form of Proxy Card of Hawaiian Telcom**

99.3	Form of Election Form and Letter of Transmittal**

*	Filed herewith
**	Previously filed